Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra to Present Late-Breaker on Solithromycin Reducing Inflammation in an Animal Model for Cancer Chemotherapy-Induced Lung Injury

- Study Suggests Clinical Uses of Solithromycin Beyond Bacterial Infections -

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- Presentation at the American Thoracic Society 2014 International Conference -

CHAPEL HILL, N.C., Mar. 27, 2014 — Cempra, Inc., (Nasdaq: CEMP) today announced a late-breaker presentation demonstrating that solithromycin reduced inflammation in an animal model for inflammatory lung disease at the American Thoracic Society (ATS) 2014 International Conference in San Diego.

Key facts:

•	Chemotherapeutic agents, such as bleomycin, have been associated with lung inflammation and fibrosis: http://www.ncbi.nlm.nih.gov/pubmed/15062597

•	Solithromycin, a fourth-generation macrolide, demonstrated superior anti-inflammatory activity compared to other macrolides in an animal model:

http://www.ncbi.nlm.nih.gov/pubmed/?term=A+novel+macrolide+solithromycin+exerts+superior+anti-inflammatory+effect+via+NF-%CE%BAB+inhibition

•	This study, abstract A6586 (8:15 a.m. to 4:30 p.m. PDT, May 18, 2014; Area A, Poster Board #A127), investigated the ability of solithromycin to prevent lung inflammation and fibrosis in a bleomycin-induced lung inflammation and fibrosis model

•	The total numbers of inflammatory cells, particularly lymphocytes, neutrophils and eosinophils, were significantly reduced in solithromycin-treated mice compared to vehicle-treated mice

•	According to the study’s authors, “A decrease in inflammatory cells could in the long term decrease lung fibrosis and longer term treatment studies are warranted. The results suggest that SOLI could be beneficial to prevent disease progression and development of pulmonary fibrosis in patients.”

Quote:

Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra said, “Solithromycin is emerging as a molecule with an increasing list of possible therapeutic indications including diseases outside of bacterial infections. This study adds to the accumulating evidence that solithromycin may have utility in treating chronic inflammatory lung diseases such as, in this case, chemotherapy-induced lung inflammation and fibrosis and chronic obstructive pulmonary disease, or COPD, on which we have also conducted preclinical work. We are seeking to identify additional possible non-antibiotic uses outside of lung inflammation as well. Because of solithromycin’s safety profile and clinical data to date, we believe that we could progress directly into Phase 2 development if we wish to move forward in one or more of these non-antibiotic indications.”

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Investor and Media Contacts:

Robert E. Flamm,

Ph.D. Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com